Exhibit 3

Text of Amendments to By-Laws

Article III, Section 1 of the By-Laws of the Federal Agricultural Mortgage Corporation is revised to read as follows:

“The executive officers of the Corporation shall be a President, one or more Executive and/or Senior Vice Presidents (the number thereof to be determined by the Board of Directors), a Secretary, a Treasurer, and a Controller, each of whom shall be appointed by resolution of the Board of Directors.  Such other executive officers as may be deemed necessary also may be appointed by resolution of the Board of Directors.  Any other officers, including, if appropriate, one or more Vice Presidents of the Corporation, shall be appointed by the President.  Any of the above offices may be held by the same person, except the offices of President and Secretary.”

Article VII, Section 1 of the By-Laws of the Federal Agricultural Mortgage Corporation is revised to read as follows:

“The interest of each shareholder of the Corporation shall be evidenced by (i) certificates representing shares of stock of the Corporation, certifying the number of shares represented thereby, (ii) uncertificated shares that may be evidenced by a book-entry maintained by a transfer agent or registrar of such stock, or (iii) a combination of both (i) and (ii).  Any such shares shall be in such form not inconsistent with the governing statute of the Corporation as the Board of Directors may from time to time prescribe.

To the extent that shares are represented by certificates of stock, such certificates shall be signed by the Chairman of the Board of Directors or the President and by the Secretary or Assistant Secretary and sealed with the corporate seal or an engraved or printed facsimile thereof.  The signatures of such officers upon a certificate may be facsimile if the certificate is manually signed on behalf of a transfer agent or a registrar other than the Corporation itself or one of its employees.  In the event that any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such before such certificate is issued, it may be issued by the Corporation with the same effect as if such officer had not ceased to be such at the time of the issue.

Each certificate or share shall be consecutively numbered or otherwise identified.   The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation.  All certificates surrendered to the Corporation for transfer shall be canceled, and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in the case of a lost, destroyed or mutilated certificate, a new certificate may be issued upon such terms and with indemnity to the Corporation as the Board of Directors may prescribe.”

Article VII, Section 3 of the By-Laws of the Federal Agricultural Mortgage Corporation is revised to read as follows:

“Transfer of certificated shares of the Corporation shall be made only on the stock transfer books of the Corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of the authority to transfer, or by his attorney thereto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and on surrender for cancellation of the certificate for such shares.

Transfer of uncertificated shares of the Corporation shall be made only on the stock transfer books of the Corporation upon receipt of proper transfer instructions from the holder of record thereof or by his legal representative, who shall furnish proper evidence of the authority to transfer, or by his attorney thereto authorized by power of attorney duly executed and filed with the Secretary of the Corporation.

The person in whose name shares stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.”